Exhibit 99.1

FOR IMMEDIATE RELEASE

TORNIER REPORTS FINANCIAL RESULTS FOR 2010 AND PROVIDES 2011 OUTLOOK

Sales Growth of 13% in 2010 Drives Adjusted EBITDA Increase of 76%

Extremity Product Lines Record 15% 2010 Growth

AMSTERDAM, The Netherlands, March 1, 2011 — Tornier N.V. (NASDAQ: TRNX), a global medical device company focused on providing surgical solutions to orthopaedic extremity specialists, reported full year sales of $227.4 million in 2010 compared to sales of $201.5 million in 2009, an increase of 13% as reported and 14% in constant currency over the prior year.  The extremities product categories, which represent approximately 77% of company sales, were $176.0 million in 2010 compared to extremity sales of $152.5 million in 2009, an increase of 15% as reported and 16% in constant currency over the prior year.  Tornier’s sales in the fourth quarter of 2010 were $61.3 million compared to sales of $57.3 million in the fourth quarter of 2009, an increase of 7% as reported and 10% in constant currency.  Fourth quarter 2010 sales of Tornier’s extremity product lines increased by 9% as reported and 11% in constant currency over fourth quarter 2009.

Douglas W. Kohrs, President and Chief Executive Officer of Tornier, commented, “We are pleased to have delivered another year of solid double digit sales growth in 2010 as Tornier’s new product momentum, global expansion, and strong position in the extremities market overcame a challenging economic environment for the healthcare industry and the orthopaedic market.  We recently highlighted six already launched new products at the American Academy of Orthopaedic Surgeons meeting and we plan a total of 19 product launches for the full year.  We are excited about the contribution that these new products will make to sustain balanced growth across our product lines and geographic markets.”

Tornier’s 2010 adjusted EBITDA, as defined in both our most recent Form S-1 and in the GAAP to non-GAAP reconciliation provided later in this release, was reported at $18.6 million or 8.2% of sales, an increase of 76% compared to $10.6 million, or 5.3% of sales, in 2009.  The Company reported adjusted EBITDA of $5.2 million, or 8.5% of sales, for the fourth quarter of 2010 compared to $5.0 million for the fourth quarter of 2009.

Mr. Kohrs continued, “We are encouraged by the significant increase in adjusted EBITDA in 2010 which we believe evidences the margin expansion opportunity in our business model.  As we look forward to 2011, our first year as a publicly traded company, we remain committed to continued improvement in profitability driven by above market top line growth.”

Sales and Product Review

Sales of Tornier’s extremity product lines recorded constant currency growth of 16% in 2010.  This organic growth has resulted from Tornier’s investments in product development, business development and geographic expansion in recent years.  Within total extremities, upper extremities represent the Company’s largest reported product category and include its pioneering shoulder arthroplasty products.  The upper extremity product category recorded constant currency growth of 11% in 2010 with Tornier’s core AEQUALIS® and newer AFFINITI™ and AEQUALIS ASCEND™ products all contributing to product line growth.  Tornier’s lower extremity product category recorded constant currency growth of 16% in 2010, aided by continued market share gains by the Company’s market-leading SALTO® ankle arthroplasty system.  Sports medicine and biologics represent Tornier’s fastest growing reported product category, recording constant currency growth of approximately 100% in 2010.  This category is benefitting from the expanding market acceptance of the Company’s innovative rotator cuff repair products that include Piton® anchors, Conexa™ regenerative tissue matrix and the ArthroTunneler™ anchorless rotator cuff repair system.

On a geographic basis, Tornier’s 2010 sales in the United States increased by 14% and represented 56% of global sales, while international sales increased by 12% as reported and 15% in constant currency, and represented 44% of global sales.

Outlook

The Company expects 2011 reported sales in the range of $255 to $262 million, representing growth of 12% to 15% based on recent exchange rates, and 10% to 14% in constant currency.    The Company projects 2011 adjusted EBITDA, as described in both our most recently filed Form S-1 and in the GAAP to non-GAAP reconciliation provided later in this release, of 11% to 12% of sales, or $28 to $31 million.  This would represent an increase in adjusted EBITDA of 51% to 67% over the adjusted EBITDA reported in 2010.

For the first quarter of 2011, the Company expects reported sales in the range of $65.5 to $66.5 million, representing growth of 6% to 8% based on recent currency exchange rates, and 7% to 9% in constant currency.  Projected first quarter 2011 sales reflect the negative effect of four fewer selling days compared to the first quarter of 2010.  The Company projects adjusted EBITDA for the first quarter of 2011 of 8% to 9% of sales, or $5.5 to $6.0 million.

Post Year End Events

On February 8, 2011, the Company completed its initial public offering by issuing 8,750,000 ordinary shares at $19.00 per share, raising approximately $155 million net of underwriters’ discounts and commissions.  As a result of its initial public offering, Tornier has strengthened its balance sheet and overall liquidity.  Tornier’s notes payable, including accrued interest, were paid in full, in the amount of approximately $116 million.  At the time of the repayment of the notes, approximately $29 million of unamortized note discount remained and will be recorded as a pre-tax loss on the extinguishment of debt in the Company’s first quarter 2011 financial results.

As estimated for February 2011 month end, the Company currently holds approximately $58 million in cash and cash equivalents, has $50 million in debt and has an additional $16 million of available credit.  At the end of February, the Company has approximately 38.3 million shares issued and outstanding.

Earnings Call Information

Tornier will host a conference call today at 5:00 p.m. eastern time to discuss its fourth quarter and fiscal year 2010 results.  Those interested may join the call from within the U.S. by dialing 877-673-5355; outside the U.S., dial +1-760-666-3805.  A replay of the call will be available through the Company’s website at www.tornier.com for replay two hours after completion of the call.

Forward-Looking Statements

This release contains statements that constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Forward-looking statements contained in this release include the intent, belief or current expectations of the Company and members of its management team with respect to the Company’s future business operations as well as the assumptions upon which such statements are based. Forward-looking statements include specifically, but are not limited to, the Company’s market opportunities, future products, sales and financial results and such statements are subject to risks and uncertainties such as the timing and success of new product introductions, physician acceptance, endorsement, and use of the Company’s products, regulatory matters, competitor activities, changes in and adoption of reimbursement rates, potential product recalls, effects of global economic conditions and changes in foreign currency exchange rates. Additional factors that could cause actual results to differ materially from those contemplated within this release can also be found in the Company’s Risk Factor disclosures in its Registration Statement on Form S-1, as amended, which was declared effective on February 2, 2011, and in the Company’s other filings with the SEC.  The Company disclaims any responsibility to update any forward-looking statements.

About Tornier

Tornier is a global medical device company focused on serving extremities specialists who treat orthopaedic conditions of the shoulder, elbow, wrist, hand, ankle and foot.  The Company’s broad offering of over 80 product lines includes joint replacement, trauma, sports medicine, and biologic products to treat the extremities, as well as joint replacement products for the hip and knee in certain international markets.  Since its founding approximately 70 years ago, Tornier’s “Specialists Serving Specialists” philosophy has fostered a tradition of innovation, intense focus on surgeon education, and commitment to advancement of orthopaedic technology stemming from its close collaboration with orthopaedic surgeons and thought leaders throughout the world.  For more information regarding Tornier, visit www.tornier.com.

Use of Non-GAAP Financial Measures

To supplement Tornier’s consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), Tornier uses certain non-GAAP financial measures in this release.  Reconciliations of the non-GAAP financial measures used in this release to the most comparable U.S. GAAP measures for the respective periods can be found in tables later in this release.  Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for Tornier’s financial results prepared in accordance with GAAP.

Tornier N.V.

Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	January 2, 2011	December 27, 2009	January 2, 2011	December 27, 2009
	(unaudited)		(unaudited)
Revenue	$61,265	$57,321	$227,378	$201,462
Cost of goods sold	17,883	15,828	63,437	54,859
Gross profit	43,382	41,493	163,941	146,603

Operating expenses
Sales and marketing	33,144	32,984	126,809	115,630
General and administrative	5,723	4,962	22,366	20,790
Research and development	5,182	3,713	17,896	18,120
Amortization of intangible assets	2,772	6,690	11,492	15,173
Special charges	—	815	306	1,864
Total operating expenses	46,821	49,164	178,869	171,577

Operating income (loss)	(3,439)	(7,671)	(14,928)	(24,974)

Other income (expense)
Interest expense	(5,535)	(5,662)	(21,582)	(19,667)
Foreign currency transaction gain (loss)	1,304	751	(8,163)	3,003
Other non-operating income (expense)	(301)	(28,266)	43	(28,461)

Loss before income taxes	(7,971)	(40,848)	(44,630)	(70,099)
Income tax (expense) benefit	(125)	10,157	5,121	14,413

Consolidated net loss	(8,096)	(30,691)	(39,509)	(55,686)
Net loss attributable to non-controlling interest	—	59	(695)	(1,067)

Net loss attributable to Tornier N.V.	(8,096)	(30,750)	(38,814)	(54,619)
Accretion of non-controlling interest	—	—	(679)	(1,127)

Net loss attributable to ordinary shareholders	$(8,096)	$(30,750)	$(39,493)	$(55,746)

Net loss per share
Basic and diluted	$(0.27)	$(1.25)	$(1.42)	$(2.28)

Weighted average ordinary shares outstanding
Basic and diluted	29,568	24,659	27,770	24,408

Tornier N.V.

Condensed Consolidated Balance Sheets

(in thousands)

	January 2, 2011	December 27, 2009
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$24,838	$37,969
Accounts receivable, net	42,758	40,447
Inventories	77,525	68,621
Deferred income taxes and other current assets	28,093	24,111
Total current assets	173,214	171,148

Instruments, net	42,378	40,450
Property, plant and equipment, net	33,680	35,076
Goodwill and intangibles, net	240,854	262,170
Deferred taxes and other assets	1,052	11,343
Total assets	$491,178	$520,187

Liabilities and shareholders’ equity
Current liabilities
Short-term borrowing and current portion of long term debt	$28,392	$23,299
Accounts payable	12,890	12,925
Accrued liabilities and taxes	34,967	35,931
Total current liabilities	76,249	72,155

Notes payable	84,261	69,535
Warrant liabilities	—	85,215
Other long-term debt	25,467	22,889
Other long-term liabilities	34,962	27,346
Total liabilities	220,939	277,140

Redeemable non-controlling interest	—	23,259
Shareholders’ equity	270,239	219,788

Total liabilities and shareholders’ equity	$491,178	$520,187

Tornier N.V.

Selected Revenue Information

(in thousands)

	Three Months Ended			Twelve Months Ended
	January 2, 2011	December 27, 2009	Percent change	January 2, 2011	December 27, 2009	Percent change
	(unaudited)			(unaudited)
Revenue by product category
Upper extremity joints and trauma	$36,597	$34,091	7.4%	$139,175	$125,454	10.9%
Lower extremity joints and trauma	6,223	5,964	4.3%	23,629	20,417	15.7%
Sports medicine and biologics	3,523	2,359	49.3%	13,210	6,593	100.4%
Total extremities	46,343	42,414	9.3%	176,014	152,464	15.4%
Large joints and other	14,922	14,907	0.1%	51,364	48,998	4.8%
Total	$61,265	$57,321	6.9%	$227,378	$201,462	12.9%

Revenue by geography
United States	$33,165	$30,348	9.3%	$127,762	$112,588	13.5%
International	28,100	26,973	4.2%	99,616	88,874	12.1%
Total	$61,265	$57,321	6.9%	$227,378	$201,462	12.9%

Tornier N.V.

Reconciliation of Revenue to Non-GAAP Revenue on a Constant Currency Basis

(in thousands)

	Three Months Ended
	January 2, 2011			December 27, 2009
	(unaudited)
	Net sales as reported	Foreign exchange impact as compared to prior period	Net sales on a constant currency basis	Net sales as reported	Percent change on a constant currency basis
Revenue by product category
Upper extremity joints and trauma	$36,597	$485	$37,082	$34,091	8.8%
Lower extremity joints and trauma	6,223	83	6,306	5,964	5.7%
Sports medicine and biologics	3,523	7	3,530	2,359	49.6%
Total extremities	46,343	575	46,918	42,414	10.6%
Large joints and other	14,922	1,329	16,251	14,907	9.0%
Total	$61,265	$1,904	$63,169	$57,321	10.2%

Revenue by geography
United States	$33,165	$—	$33,165	$30,348	9.3%
International	28,100	1,904	30,004	26,973	11.2%
Total	$61,265	$1,904	$63,169	$57,321	10.2%

	Twelve Months Ended
	January 2, 2011			December 27, 2009
	(unaudited)
	Net sales as reported	Foreign exchange impact as compared to prior period	Net sales on a constant currency basis	Net sales as reported	Percent change on a constant currency basis
Revenue by product category
Upper extremity joints and trauma	$139,175	$449	$139,624	$125,454	11.3%
Lower extremity joints and trauma	23,629	121	23,750	20,417	16.3%
Sports medicine and biologics	13,210	29	13,239	6,593	100.8%
Total extremities	176,014	599	176,613	152,464	15.8%
Large joints and other	51,364	2,203	53,567	48,998	9.3%
Total	$227,378	$2,802	$230,180	$201,462	14.3%

Revenue by geography
United States	$127,762	$—	$127,762	$112,588	13.5%
International	99,616	2,802	102,418	88,874	15.2%
Total	$227,378	$2,802	$230,180	$201,462	14.3%

Tornier N.V.

Reconciliation of Net Loss to

Non-GAAP Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

(in thousands)

	Three Months Ended		Twelve Months Ended
	January 2, 2011	December 27, 2009	January 2, 2011	December 27, 2009
	(unaudited)		(unaudited)
Net loss, as reported	$(8,096)	$(30,691)	$(39,509)	$(55,686)

Interest expense	5,535	5,662	21,582	19,667
Income tax benefit	125	(10,157)	(5,121)	(14,413)
Depreciation	4,424	4,270	15,546	14,559
Amortization	2,772	6,690	11,492	15,173

Subtotal Non-GAAP EBITDA (Loss)	4,760	(24,226)	3,990	(20,700)

Non-operating (income) expense	301	28,266	(43)	28,461
Foreign currency transaction (gain) loss	(1,304)	(751)	8,163	(3,003)
Share-based compensation	1,443	838	5,630	3,913
Special charges	—	815	306	1,864
Operating expenses from consolidated VIE	—	19	594	73

Non-GAAP Adjusted EBITDA	$5,200	$4,961	$18,640	$10,608

Contact:

Carmen Diersen

Chief Financial Officer

952-426-7646

cdiersen@tornier.com

Doug Kohrs

President and Chief Executive Officer

952-426-7606

dkohrs@tornier.com